UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

WHX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, NY		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Bairnco Corporation Credit Agreement Amendments

On October 29, 2008, Bairnco Corporation (“Bairnco”), a wholly owned subsidiary of WHX Corporation (the “Company”), and certain of Bairnco’s subsidiaries amended its Credit Agreement with Ableco Finance LLC (the “Ableco Facility”) and its Credit Agreement with Wells Fargo Foothill, Inc. (the “Wells Fargo Facility”).    Each of the Wells Fargo Facility and the Ableco Facility was amended to, among other things, (i) reset the levels of certain financial covenants, (ii) provide for the payment from the Company’s rights offering of $8.232 million to reduce the term loan pursuant to the Wells Fargo Facility and terminate the Steel Partners Working Capital Guaranty, (iii) provide for the payment from the Company’s rights offering of $3 million to reduce the outstanding term loan pursuant to the Ableco Facility and $2  million to reduce the outstanding revolving loan pursuant to the Wells Fargo Facility, (iv) permit cash interest payments under Bairnco’s credit agreement with Steel Partners II, L.P. (the ‘Steel Partners Facility”) subject to certain conditions and (v) permit the assignment of Bairnco’s obligations under the Steel Partners Facility to the Company.

The Ableco Facility was also amended to provide for, among other things, a reduction in the existing limited guaranty by Handy & Harman (“H&H”), a wholly-owned subsidiary of the Company and an affiliate of Bairnco, from up to $10 million to up to $7 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of that certain Security Agreement by H&H in favor of Ableco and that certain Limited Continuing Guaranty by H&H in favor of Ableco.

Handy & Harman Loan and Security Agreement Amendments

On October 29, 2008, H&H and certain of its subsidiaries amended its Loan and Security Agreement with Wachovia Bank, National Association (the “Loan and Security Agreement”) and its Loan and Security Agreement with Steel Partners II, L.P. (the “Tranche B Term Loan”).  Each of the Loan and Security Agreement and Tranche B Term Loan was amended to, among other things, provide for a reduction in the existing limited guaranty by H&H from up to $10 million to up to $7 million as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHX CORPORATION

Dated: October 30, 2008	By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Senior Vice President and Chief Financial Officer